AMENDMENT TO

                            DEATH BENEFITS AGREEMENT


              National Fuel Gas Company ("Company"), by action of its Board of Directors at its September 15, 1993 meeting, authorized the president of the Company to amend certain existing executive benefit agreements to reflect compensation that has been or will be provided under the Company's Annual At Risk Compensation Incentive Program ("AARCIP"). Accordingly, the Company, and Richard Hare ("Executive"), do hereby revoke the Amendment to Death Benefits Agreement dated March 15, 1994, previously executed by the parties hereto, and substitute therefor this Amendment to Death Benefits Agreement. By this action, the parties hereby amend the death benefits agreement, dated April 1, 1991, respecting the Executive ("Agreement"), as follows:

              1. The following language shall be added at the end of the third sentence of Article I, paragraph (a) of the Agreement:

                   "(as is further described in Article II)."

              2. Article II, paragraph (a) of the Agreement is hereby amended and restated to read as follows:

                   "(a) After the death of the Executive, if the Policy (as defined in Article III) has not split (see Article IV) before Executive's death, and death occurs while the Executive is employed by the Company, the Policy shall pay to the Beneficiary (i) 24 times the base monthly salary provided by the Company to the Executive ("Base Monthly Salary") at the time of Executive's death, plus two times the most recent annual award under the Company's Annual At Risk Compensation Incentive Program (AARCIP), or (ii) 24 times the Base Monthly Salary for the month prior to the Executive's commencement of retirement, plus two times the most recent annual award to the Executive under the AARCIP. If the Executive has retired on disability retirement and becomes reemployed by the Company, or if the Executive otherwise becomes reemployed by the Company, the second date of commencement of retirement shall be used for purposes of computing benefits. The Company shall then be entitled to recover, out of the Policy's proceeds and directly from the Policy's insurer, the total of the premiums paid by the Company on the Policy, less any distributions to the Company (including loans) on the Policy."

              3. Article II, paragraph (c) of the Agreement is amended and restated to read as follows:

                   "An example of the Company's recovery from the Policy's proceeds hereunder is as follows. Assume that the Company had paid a total of $350,000 in premiums on the Policy, at the time Executive died, and the Policy paid death benefits of


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                   $2,000,000,  and the  Executive's  salary  were  $50,000  per month. Beneficiary would receive 24 times that amount, or $1,200,000. And, if the most recent award to the Executive under the AARCIP were $100,000, Beneficiary would receive two times that amount, or $200,000. The Company would receive the $350,000 in premiums and the $250,000 excess, or $600,000 in total."

              In all other respects, the Agreement, and subsequent amendments or addenda thereto, shall remain unchanged.

              In WITNESS WHEREOF, the parties hereto have executed this amendment at Buffalo, New York, on the 8th day of January, 1996.


                                    NATIONAL FUEL GAS COMPANY


/s/ Robert J. Dauer                 By: /s/ Bernard J. Kennedy
------------------------------         ----------------------------------------
Witness                                Bernard J. Kennedy
                                       Chairman of the Board of Directors,
                                       President, and Chief Executive Officer


                                    EXECUTIVE


/s/ Robert J. Dauer                 By: /s/ Richard Hare
------------------------------         ----------------------------------------
Witness                                Richard Hare